UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 7, 2007

___________________________________________________________

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________
State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(CommissionFile Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120
Palatine, Illinois 60067
(Address of principal executive offices) (Zip Code)

(847) 705-7709
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01  Entry into a Material Definitive Agreement.

As previously reported, on October 30, 2007, Acura Pharmaceuticals, Inc. (the “Company”) and King Pharmaceuticals Research and Development, Inc. (“King”), a wholly-owned subsidiary of King Pharmaceuticals, Inc., entered into a License, Development and Commercialization Agreement (the “Agreement”) to develop and commercialize certain opioid analgesic products utilizing the Company's proprietary Aversion® (abuse deterrent) Technology in the United States, Canada, and Mexico (the “Territory”). On December 7, 2007, the Agreement closed and became effective as a result of the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On the same date the Company received from King a non-refundable cash payment of $30 million. The Company may receive additional non-refundable cash milestone payments from King based on the successful achievement of certain clinical and regulatory milestones for Acurox™ Tablets and for each other product developed under the Agreement. The Company may also receive an additional $50 million non-refundable cash milestone payment when the aggregate net sales of all products developed under the Agreement reach $750 million. In addition, the Company will receive from King royalty payments ranging from 5% to 25% based on the combined annual net sales of all products developed under the Agreement. King’s royalty payment obligations commence on the first anniversary of the first commercial sale of a product and expire on the later of the expiration of the last to expire valid patent claim covering such product or 15 years from the first commercial sale of such product in such country.

On a quarterly basis during the term of the Agreement, King will reimburse Acura for its expenses incurred to develop the licensed products, consisting of all of the Company’s out-of-pocket expenses and internal research and development staff costs allocated to the development of such products. The Company’s development expenses to be funded by King include those relating to (i) Acurox™ Tablets commencing September 19, 2007, (ii) qualifying a third-party supplier of the products, (iii) successfully achieving Proof of Concept for any future product for which King does not exercise its option to license such future product in the Territory, and (iv) product line extensions (as defined) for a product as agreed to by the parties.

The foregoing provides only a brief summary of selected provisions of the Agreement and is qualified in its entirety by reference to the text of the Agreement attached to the Form 8-K filed by the Company on November 2, 2007 as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release issued in connection with [Acura’s][the parties’] announcement of the closing of the Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Report contains forward-looking statements about the Agreement between the Company and King. As with any pharmaceutical product under development or proposed to be developed, substantial risks and uncertainties exist in the process of development, regulatory review and commercialization. There can be no assurance that any product developed utilizing Aversion® Technology will receive regulatory approval or prove to be commercially successful. Accordingly, investors in the Company should recognize that there is no assurance that the Company will receive any additional milestone payment amounts described above for Acurox™ Tablets (formerly OxyADF) or any other product candidate utilizing Aversion® Technology, or even if such milestones are achieved, that the related products will be successfully commercialized. For further discussion of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “Risks Factors”, its most recent quarterly report on Form 10-Q and its other public disclosures filed with the U.S. Securities and Exchange Commission.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 7, 2007, pursuant to the terms of the Agreement with King, the Company received from King an upfront non-refundable cash payment of $30 million upon the satisfaction of the closing conditions and the effectiveness of the Agreement. In accordance with the terms of the Agreement and the Company’s Loan Agreement dated March 29, 2000, as amended, between the Company and its lenders (the “Loan Agreement”), simultaneous with the Company’s receipt from King of the $30 million upfront cash payment, the Company prepaid in full the $4.992 million principal balance plus unpaid interest under the Loan Agreement.

Item 9.01  Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release of the Registrant dated December 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

Date: December 10, 2007	By:	/s/ Peter Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Registrant dated December 10, 2007.